                            SCHEDULE 14A INFORMATION

                                 Proxy Statement

        Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ______)

Filed by the Registrant [x] Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [x] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CHICAGO PIZZA & BREWERY, INC.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                        CHICAGO PIZZA & BREWERY, INC.
                       16162 Beach Boulevard, Suite 100
                          Huntington Beach, CA 92647

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         T0 BE HELD DECEMBER 8, 2000

To the Shareholders of CHICAGO PIZZA & BREWERY, INC.:

         The Annual Meeting of Shareholders of Chicago Pizza & Brewery, Inc. (the "Annual Meeting") will be held at the "BJ's Restaurant & Brewhouse" restaurant located at 107 South 1st Street, Burbank, California 91502 on December 8, 2000 at 10:00 a.m. Pacific Time, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

         (1) To elect seven members to the Board of Directors to serve until the next Annual Meeting of Shareholders or until their respective successors shall be elected and qualify.

         (2) To ratify the appointment of PricewaterhouseCoopers L.L.P. as independent accountants for the fiscal year ending December 31, 2000.

         (3) To transact such other business and to consider and take action upon any and all matters that may properly come before the Annual Meeting or any adjournment thereof.

              The Board of Directors has fixed the close of business on October 20, 2000 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

              All shareholders are invited to attend the Annual Meeting in person.


                                       By Order of the Board of Directors

                                       Paul Motenko
                                       Co-Chief Executive Officer

Huntington Beach, California
November 6, 2000






                                  IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

                          CHICAGO PIZZA & BREWERY, INC.
                        16162 Beach Boulevard, Suite 100
                       Huntington Beach, California 92647

                                 (714) 848-3747

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                      Approximate date proxy material first
                     sent to shareholders: November 10, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

         The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Chicago Pizza & Brewery, Inc. (the "Company") in connection with the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and adjournments thereof to be held on December 8, 2000 at the Company's "BJ's Restaurant & Brewhouse located at 107 South 1st Street, Burbank, California 91502, at 10:00 a.m., Pacific Time for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

                     SOLICITATION AND REVOCATION OF PROXIES

         A form of proxy is being furnished herewith by the Company to each shareholder and in each case is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The Company will bear the cost of the solicitation of proxies, including the charges and expenses brokerage firms and others forwarding the solicitation material to beneficial owners of stock. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. The costs of such solicitation is not expected to exceed $5,000. Directors, officers and regular administrative employees of the Company may solicit proxies personally, by telephone or telegraph but will not be separately compensated for such solicitation services.

         Shareholders are requested to complete, date and sign the accompanying pro and return it promptly to the Company. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote such shares in person. Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted FOR the election of all seven of the nominee-directors specified herein and FOR the ratification of the selection of PricewaterhouseCoopers L.L.P. as the Company's independent public accountants for fiscal year 2000, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a director of the Company.

         Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

         Under the Company's bylaws and California law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposal to ratify the selection of PricewaterhouseCoopers L.L.P., will have no effect on the vote for such proposal except to the extent the number of shares not voted causes the number of shares voted in favor of the proposal not to equal or exceed a majority of the shares present or represented and entitled to vote at the Annual Meeting (in which case such proposal would not be approved).

                           SHAREHOLDERS' VOTING RIGHTS

         Only holders of record of the Company's Common Stock, no par value ("Common Stock"), at the close of business on October 20, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 7,658,321 shares of Common Stock outstanding, with one vote per share.

         With respect to election of directors, assuming a quorum is present, the seven candidates receiving the highest number of votes are elected. See "Nomination and Election of Directors." To ratify the appointment of PricewaterhouseCoopers L.L.P., assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of the Common Stock.

                           STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (a) each director of the Company, (b) each executive officer identified in the Summary Compensation Table, (c) all executive officers and directors of the Company as a group and (d) each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock. Ownership of less than 1% is indicated by an asterisk.

                                                     SHARES BENEFICIALLY OWNED(1)
                                                     ----------------------------
                                                    NUMBER
NAME AND ADDRESS (2)                              OF SHARES    PERCENTAGE OF CLASS(3)
--------------------                              ---------    ----------------------
NON-AFFILIATED SHAREHOLDERS:

ASSI, Inc.......................................  2,206,500 (4)       28.81%
   5075 Spyglass Hill Dr.
   Las Vegas, NV 89122

Norton Herrick..................................    700,000 (5)        9.14%
   2295 Corporate Blvd., Northwest
   Boca Raton, FL 33431

The Jacmar Companies............................    910,000 (6)       11.88%
2200 W. Valley Blvd.
Alhambra, CA 91803

OFFICERS AND DIRECTORS:

Paul A. Motenko.................................    680,357            8.88%
Jeremiah J.  Hennessy...........................    661,357            8.64%
Ernest T. Klinger...............................    323,333 (7)        4.05%

                                                     SHARES BENEFICIALLY OWNED(1)
                                                     ----------------------------
                                                    NUMBER
NAME AND ADDRESS (2)                              OF SHARES    PERCENTAGE OF CLASS(3)
--------------------                              ---------    ----------------------
OFFICERS AND DIRECTORS:

Alexander M. Puchner.............................   16,667  (8)        *%
Barry J. Grumman.................................   45,000  (9)        *%
Stanley B. Schneider.............................   40,000  (10)       *%
R.Dean Gerrie....................................   50,000  (11)       *%
Mark James.......................................   12,500  (12)       *%
Allyn Burroughs..................................   12,500  (12)       *%
All directors and executive officers as a group
(9 persons)

(1) The persons named in the table, to the Company's knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) The address of the officers and directors of the Company is at the Company's principal executive offices at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647.

(3) Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. Does not include shares issuable upon exercise of any warrants or options issued by the Company which are not exercisable within 60 days from the date hereof.

(4) Consists of 2,206,500 shares held of record by ASSI, Inc., a Nevada corporation that is owned and controlled by Louis Habash whose address is the same as that of ASSI, Inc..

(5) Consists of 185,000 shares of Common Stock and 515,000 Special Warrants held by Norton Herrick, exercisable for $5.50 per share and expiring on April 8, 2002. See "Certain Relationships and Related Transactions."

(6) Based on its Schedule 13G/A filed August 30, 2000, Jacmar Companies beneficially owned 910,000 shares of Common Stock as of such date. See "Certain Relationships and Related Transactions."

(7) Consists of 30,000 shares underlying options granted to Mr. Klinger as an independent director and 293,333 shares underlying options issued to Mr. Klinger pursuant to the terms of his employment agreement. See "Executive Compensation and Other Matters".

(8) Consists of 16,667 shares of Common Stock purchasable upon exercise of options.

(9) Consists of 5,000 shares of Common Stock which are held in a Professional Corporation Money Purchase Plan of which Mr. Grumman is the beneficiary and 40,000 shares of Common Stock purchasable upon exercise of options.

(10) Consists of 40,000 shares of Common Stock purchasable upon exercise of options.

(11) Consists of 50,000 shares of Common Stock purchasable upon exercise of options.

(12) Consists of 12,500 shares of Common Stock purchasable upon exercise of options.

                      NOMINATION AND ELECTION OF DIRECTORS

                         (PROPOSAL NO. 1 ON PROXY CARD)

         The Company's directors are to be elected at each annual meeting of shareholders. At this Annual Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The nominees for election as directors at this Annual Meeting set forth in the table below are all recommended by and all currently serve as members of the Board of Directors of the Company. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors.

         The seven nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as the Company's directors. Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of the Company's directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate's name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

         The following table sets forth certain information concerning the nominees for election as directors:

NOMINEE                             PRINCIPAL OCCUPATION                                            AGE
-------                             --------------------                                            ---
Paul A. Motenko                     Co-Chairman of the Board, Co- Chief Executive Officer,          46
                                    Vice President and Secretary of the Company

Jeremiah J. Hennessy                Co-Chairman of the Board, Co-Chief Executive Officer            40
                                    and Chief Operating Officer of the Company


Ernest T. Klinger                   Co-Chairman of the Board, President                             65
                                    and Chief Financial Officer

Barry J. Grumman                    Senior Partner in the Law Offices of Grumman                    49
                                    & Rockett

Stanley B. Schneider                Managing Partner of Gursey, Schneider & Co.                     64

Mark James                          Managing Partner in the Law Offices of  Mark                    40
                                    A. James Ltd and Nevada State Senator

Allyn Burroughs                     Chief Executive Officer of American Convenience Corp.           67

         PAUL A. MOTENKO has been Co-Chairman of the Board, Co-Chief Executive Officer, Vice President and Secretary of the Company since June 1999. Previously, since its inception in 1991, he was the Chief Executive Officer, Chairman of the Board, Vice President and Secretary of the Company. He is also Chairman of the Board and Secretary of Chicago Pizza Northwest, Inc., a Washington corporation and wholly owned subsidiary of the Company ("CPNI"). He is a certified public accountant and was a founding partner in the firm Motenko, Bachtelle & Hennessy from 1980 to 1991. In this capacity, Mr. Motenko provided accounting and consulting services to several restaurant companies, including BJ's Chicago Pizzeria. From 1976 to 1980, Mr. Motenko was employed as an accountant and consultant for several accounting firms, including Kenneth Leventhal and Company and Peat, Marwick, Main. Mr. Motenko graduated with high honors from the University of Illinois in 1976 with a Bachelor of Science in accounting.

         JEREMIAH J. HENNESSY has been Co-Chairman of the Board, Co-Chief Executive Officer and Chief Operating Officer of the Company since June 1999. Previously, since its inception in 1991, he was the President, Chief Operating Officer and a Director of the Company. During 1997 he was appointed the Chief Financial Officer of the Company. He is also Chief Executive Officer and a Director of CPNI. Mr. Hennessy is a certified public accountant and was a partner in the firm Motenko, Bachtelle & Hennessy from 1988 to 1991. His public accounting practice involved extensive work for food service and restaurant clientele. He served as a controller for a large Southern California construction company and has extensive background in construction and development. Mr. Hennessy has also worked in various aspects of the restaurant industry for Marie Callendar's and Knott's Berry Farm. Mr. Hennessy graduated Magna Cum Laude from National University in 1983 with a Bachelor of Science in accounting.

         ERNEST T. KLINGER has been Co-Chairman of the Board, President and Chief Financial Officer of the Company since June 1999 and has been a Director of the Company since April 23, 1997. Mr. Klinger was Chief Financial Officer and Vice President-Finance and Administration of Arden Group, Inc., which consists of thirteen supermarkets, including Gelson's and Mayfair, with a related distribution center, from 1983 until joining the Company in June, 1999. Mr. Klinger is a Certified Public Accountant, received a Bachelor of Laws from LaSalle University, and a Bachelor of Business Administration from the University of Minnesota.

         STANLEY B. SCHNEIDER has been a Director of the Company since August 7, 1996. Mr. Schneider is a certified public accountant and founding member and the managing partner of Gursey, Schneider & Co. LLP, an independent public accounting firm founded in 1964 that specializes in general accounting services, litigation support, audits, tax consulting and compliance as well as business management and management advisory services. Mr. Schneider serves as a director of Perceptronics, Inc., a Woodland Hills, California based high-tech defense firm; Jerry's Famous Deli, Inc., a Los Angeles-based restaurant company, the Autry Museum of Western Heritage and P.A.T.H., an organization dedicated to helping the homeless in Los Angeles. Mr. Schneider obtained a Bachelor of Science in accounting from the University of California at Los Angeles in 1958.

         BARRY J. GRUMMAN was named a Director of the Company in November 1994. Mr. Grumman has been the Senior Partner in the Law Offices of Grumman & Rockett, a Newport Beach, California law firm specializing in civil litigation, since 1977. Mr. Grumman also has extensive experience as an investor in private companies and has invested in companies which have gone public.

         MARK A. JAMES received a B.S. in Political Science from Lewis & Clark College in 1981. He also served as a Senate Judiciary Committee intern for Senator Paul Laxalt of Nevada during 1981. In 1985, Mr. James earned a J.D. with High Distinction from the University of Arizona College of Law. In April, 1996, Mr. James and several partners joined to create the law firm of James, Driggs & Walch, which became the law firm of James, Driggs, Walch, Santoro, Kearney, Johnston & Thompson. Mr. James, and various other law firms that he has been associated with, have represented ASSI, INC. in various legal matters. Mr. James has an extensive practice in the areas of business litigation, water law and natural resources and environmental law. Previously, he was with the internationally prominent law firm of Baker & Botts the Las Vegas firm of Jolley, Urga, Wirth & Woodbury. Currently, he is the principal in the law firm of Mark A. James, Ltd. in Las Vegas. In 1992, Mr. James was elected to the Nevada State Senate. He was selected to chair the Senate Judiciary Committee, the only freshman selected for the post since 1935. In 1994, he was re-elected and continues to serve as Senate Judiciary Committee chairman.

         ALLYN R. BURROUGHS has been Chief Executive Officer and Chairman of the Board of American Convenience Corporation for the past five years. For the past 15 years, Mr. Burroughs has served as an executive officer of various real estate and hotel development and management companies. He has participated in the investment, acquisition, development, sale and management of multi-family residential properties, shopping centers and office buildings in the western region of the United States. Most recently, Mr. Burroughs was Executive Vice President of NCA Management, Inc., a hotel management company where his responsibilities were senior hotel staffing, management information systems, sales, monitoring daily operations and cash management.

         The terms of all directors will expire at the next annual meeting of shareholders or when their successors are elected and qualified. The Board of Directors may fill interim vacancies of directors. Each officer is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement. The Company agreed to grant to the representative of the underwriters (the "Representative") of the Company's initial public offering which closed October 15, 1996 (the "Offering"), for a period of five years following the Offering, the right to nominate from time to time one individual to be a director of the Company or to have an individual selected by the Representative attend all meetings of the Board of Directors of the Company as a non-voting advisor. As of the Record Date, the Representative has waived its right to nominate a director.

                  EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

         The following table sets forth certain information concerning the executive officers of the Company and certain significant employees.

NAME                                AGE                       POSITION
Paul A. Motenko                     46                        Co-Chairman of the Board, Co-Chief Executive Officer,
                                                              Vice President and Secretary

NAME                                AGE                       POSITION
Jeremiah J. Hennessy                40                        Co-Chairman of the Board, Co-Chief Executive Officer and
                                                              Chief Operating Officer
Ernest T. Klinger                   65                        Co-Chairman of the Board, President and
                                                              Chief Financial Officer
R. Dean Gerrie                      49                        Senior Vice President Design & Marketing
Alexander Puchner                   40                        Senior Vice President of Brewing Operations
Salvador A. Navarro                 46                        Vice President of Food and Beverage
Alan S. Rodomsky                    52                        Vice President of Restaurant Operations
Ramon David                         50                        President of Chicago Pizza Northwest, Inc.
Robert DeLiema                      53                        Vice President of Marketing & Public Relations



         For information regarding the business background of each of Mr. Motenko, Mr. Hennessy and Mr. Klinger, see "Nomination and Election of Directors" above.

         R. DEAN GERRIE has served as Senior Vice President of Marketing and Design since January 1997. Previously, Mr. Gerrie served as President/Creative Director with Guzman Gerrie Advertising from 1980 to 1989 and as principal of Dean Gerrie Design, a corporate identity and marketing consultancy, from 1989 to 1997. Mr. Gerrie studied economics/business administration at the University of California, Berkeley, design at California State University, Long Beach and taught as an adjunct professor at the Southern California Institute of the Arts from 1994 to 1997.

         ALEXANDER M. PUCHNER is Senior Vice President of Brewing Operations for the Company, having been appointed to such position in January 1996. From 1994 to 1995, Mr. Puchner served as brewmaster for Laguna Beach Brewing Co. and from 1993 to 1994 as brewmaster for the Huntington Beach Beer Co. From 1988 to 1993, Mr. Puchner served as Product Manager for Aviva Sports/Mattel Inc. and Marketing Research Manager for Mattel Inc. Mr. Puchner was awarded a silver medal in the strong ale category at the 1996 Great American Beer Festival for BJ's Jeremiah Red Ale. That was followed by a bronze medal in The American Pale Ale category in 1998 for BJ's Piranha Pale Ale. Most recently, two of BJ's specialty beers earned bronze medals at the 2000 Great American Beer Festival. Other awards for BJ's beers include: silver medals at both the 1998 and 2000 World Beer Cup and First Place awards at the California State Fair in both 1997 and 1998. Mr. Puchner has also earned over 40 awards as a homebrewer, including in 1991 and 1992 at the National Homebrew Competition. Mr. Puchner has been a nationally certified beer judge since 1990. Mr. Puchner received a Bachelor of Arts from Cornell University in 1983 and a Master of Business Administration degree from the University of Chicago in June 1986.

         SALVADOR A. NAVARRO has served as the Vice President of Food and Beverage for the Company since 1995. He brings to his position more than 20 years of experience in the food and beverage industry. Before joining Chicago Pizza & Brewery, Mr. Navarro was Central Operations Manager for Knott's Berry Farm in Buena Park, CA. Prior to that, he spent 14 years as Director of Food and Beverage for Southwest Foods, Inc.'s Claim Jumper Restaurants. Mr. Navarro was instrumental in the expansion of BJ's menu.

         RAMON DAVID came to The Company in 1996 after 30 years of service with Pietro's Corporation, former owner and operator of Pietro's restaurants. The Company bought the Pietro's chain in 1996. Mr. David is the current President of Chicago Pizza Northwest, Inc., a Washington corporation and wholly owned subsidiary of The Company. He also serves as The Company's Director of Human Resources, the same post he held with Pietro's. Mr. David has a Bachelor's Degree from the University of Oregon and is certified as a senior professional in human resources.

         ROBERT DELIEMA, Vice President of Marketing and Public Relations. Rob DeLiema began working for BJ's in 1995 as Director of Marketing and Operations after owing his own graphic design and marketing firm for 10 years. Mr. DeLiema served as General Manager of BJ's flagship unit in Brea from August, 1997 to August, 1998 at which time he was promoted to his current position of Vice President of Marketing and Public Relations. Mr. DeLiema has a Bachelor's Degree from the University of California at Santa Barbara.

         ALAN S. RODOMSKY, Vice President of Restaurant Operations, came to The Company in 1998 with more than 21 years of experience in the restaurant industry. Before joining The Company, Mr. Rodomsky was general manager for the 10,000 square foot Champps Americana restaurant and sports bar in Irvine, California. There he oversaw a staff of 175 employees and 10 managers producing annual sales of more than $5.5 million. Mr. Rodomsky also has supervised 75 restaurants and 3 district managers as a Regional Manager for Subway restaurants, was a district manager for the casual dining Olga's Kitchen chain and began his career with Marriott's Roy Rogers concept. Mr. Rodomsky holds a Bachelor of Arts Degree from Northland College and has completed graduate work from the University of Miami.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS
                         AND CERTAIN COMMITTEES THEREOF

         The business of the Company's Board of Directors is conducted through full meetings of the Board, as well as through meetings of its committees. There were two meetings of the Board of Directors of the Company during the last fiscal year of the Company. Each of the directors of the Company, except Mr. James, attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he was a director.

         The Company maintains an Audit Committee which reviews and reports to the Board on various auditing and accounting matters, including the annual audit report from the Company's independent public accountants. The Audit Committee consists of Mr. Schneider and Mr. Grumman. Mr. Schneider is the Chairman of the Audit Committee. The Audit Committee held two meetings during the last fiscal year.

         The Company does not maintain a separate Compensation Committee. The Board of Directors determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees. The Company does maintain a Stock Option Committee that administers and determines appropriate awards under the Company's 1996 Stock Option Plan. The Stock Option Committee consists of Mark James and Barry Grumman. Mr. Grumman is the Chairman of the Stock Option Committee. The Stock Option Committee held no separate meetings during the last fiscal year.

         The Board of Directors does not have a Nominating Committee.

COMPENSATION OF BOARD OF DIRECTORS

         The Company pays each non-employee director an annual fee of $1,000, plus $750 per board meeting attended in person, $400 per telephonic board meeting over 30 minutes, $200 per telephonic board meeting under 30 minutes, $500 per committee meeting in person, $300 per telephonic committee meeting over 30 minutes, and $100 per telephonic committee meeting under 30 minutes. In addition, the Company grants annual stock options to purchase 10,000 shares of Common Stock to its non-employee directors for each year of service. The exercise price of such options is the fair market value of the Company's Common Stock on the date of grant.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation for the three fiscal years ended December 31, 1999, 1998 and 1997 of the Co-Chief Executive Officers and each of the other executive officers of the Company whose salary and bonus compensation was at least $100,000 in the fiscal years ended December 31, 1999, 1998, and 1997.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
NAME AND                                  ------------------------------------           OTHER ANNUAL
PRINCIPAL POSITION(1)                    YEAR          SALARY             BONUS          COMPENSATION
------------------                       ----          ------             -----          ------------
Paul A. Motenko
Co-Chief Executive Officer, Vice         1999          $145,715           $25,000         $10,148 (3)
President, Secretary                     1998          $141,900           $25,000         $10,955 (4)
and Co-Chairman of the                   1997          $137,975           $  -0-          $ 8,188 (5)
Board.................

Jeremiah J. Hennessy                     1999          $145,715           $25,000         $10,092 (6)
Co-Chief Executive                       1998          $141,900           $25,000         $11,569 (7)
Officer, Chief Operating                 1997          $137,975           $  -0-          $ 7,877 (8)
Officer and Co-Chairman of
the Board..................
Ernest T. Klinger (2)                    1999          $73,447            $13,288         $14,963 (9)
President, Chief Financial               1998          $  -0-             $ -0-           $ -0-
Officer and Co-Chairman                  1997          $  -0-             $ -0-           $ -0-
Of the Board ................

R.Dean Gerrie                            1999          $132,069           $10,000         $11,552 (10)
Vice President                           1998          $125,000           $  -0-          $13,056 (11)
 ......................                   1997          $125,000           $  -0-          $ 4,716 (12)



--------------------------------------------

(1) No other executive officer received salary and bonuses in excess of $100,000 in 1998 or 1997.

(2) Mr. Klinger was first employed by the Company on June 21,1999 in the capacities shown.

(3) The amount shown is the estimated value of perquisites and other personal benefits, including health insurance ($5,424) and life insurance/disability insurance (approximately $4,724).

(4) The amount shown above is the estimated value of perquisites and other personal benefits, including health insurance (approximately $7,056) and life insurance/disability insurance (approximately $3,899).

(5) The amount shown above is the estimated value of perquisites and other personal benefits, including health insurance (approximately $6,805) and life insurance (approximately $1,383).

(6) The amount shown is the estimated value of perquisites and other personal benefits, including health insurance ($5,424) and life/disability insurance (approximately $4,668).

(7) The amount shown above is the estimated value of perquisites and other personal benefits including health insurance (approximately $7,056), and life insurance/disability insurance (approximately $4,513).

(8) The amount shown above is the estimated value of perquisites and other personal benefits including health insurance

     (approximately $6,494) and life insurance (approximately $1,383).

(9) The amount shown above is the estimated value of perquisites and other personal benefits including health insurance (approximately $5,540), and life insurance (approximately $3,423) and auto allowance (approximately $6,000).

(10) The amount shown is the estimated value of perquisites and other personal benefits, including health insurance (approximately $5,552) and auto allowance (approximately $6,000).

(11) The amount shown above is the estimated value of perquisites and other personal benefits, including health insurance (approximately $7,056) and auto allowance (approximately $6,000).

(12) The amount shown above is the estimated value of perquisites and other personal benefits including health insurance (approximately $4,716).

OPTION GRANTS DURING 1999

         The following table sets forth information concerning stock options that were granted in 1999 to the officers named in the Summary Compensation
Table:

                                                 % of Total
                                                  Options
                                                 Granted to                      Black-Scholes
                                      Options    Employees       Exercise        Valuation on
Name                               Granted(1)    in 1999(2)      Price(3)      Date of Grant(4)       Expiration Date
----                               ----------    ----------      --------      ----------------       ---------------
Ernest T. Klinger                     400,000      82.82%         $1.875          $508,000.00          June 21, 2009

(1) The amounts in the table represent shares of the Company's common stock covered by stock options granted to the named individual under the Company's Stock Option Plan.

(2) The number of shares of Company common stock covered by the options granted to the named individual during the last completed fiscal year of the Company equals the percentage set forth below of the total number of shares of the Company's common stock covered by all options granted by the Company to employees of the Company during such year.

(3) The exercise price is the market price of the common stock of the Company on the date of grant.

(4) The present value of the stock options on the date of grant was calculated using the Black-Scholes option pricing model.

OPTION EXERCISES IN FISCAL 1999 AND YEAR-END OPTION VALUES

        The following table sets forth information concerning stock options which were exercised during, or held at the end of, 1999 by the officers named in the Summary Compensation Table:

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                                       Number of                  Value of Unexercised
                                   Shares                         Unexercised Options             In-the-Money Options
                                  Acquired                          at Fiscal Year End             at Fiscal Year End(1)
                                     On          Value            --------------------            ----------------------
                 Name             Exercise     Realized      Exercisable    Unexercisable      Exercisable  Unexercisable
                 ----             --------     --------      -----------    -------------      -----------  -------------
       Paul A. Motenko               -0-          -0-            -0-              -0-             -0-            -0-
       Jeremiah J. Hennessy          -0-          -0-            -0-              -0-             -0-            -0-
       Ernest T. Klinger             -0-          -0-          270,000          160,000         $12,500          -0-
       R. Dean Gerrie                -0-          -0-          25,000           50,000            -0-            -0-

(1) Common Stock valued at $1.50 per share, the last reported sales price of the Company's Common Stock on April 19, 2000.

                              EMPLOYMENT AGREEMENTS

         The Company entered into identical eight-year term employment agreements with Paul Motenko and Jeremiah J. Hennessy (sometimes referred to herein as the "Executives"), effective as of March 25, 1996. Pursuant to such agreements, Messrs. Motenko and Hennessy are each to receive annual cash compensation of $135,000, subject to escalation annually in accordance with the Consumer Price Index (the "CPI"). In addition, Messrs. Motenko and Hennessy's employment agreements entitle each of them to receive two annual bonuses based on the Company's financial performance, one for attainment of specified earnings before interest, amortization, depreciation and income taxes ("EBITDA"), and one for attainment of specified pre-tax income.

         The EBITDA bonus would entitle Messrs. Motenko and Hennessy each to receive the following amounts if the following EBITDA amounts are attained for each fiscal year during the term of their respective employment agreements:

                        EBITDA                       Cumulative Cash Bonus
                        ------                       ---------------------
                      $2,000,000                            $25,000
                      $3,000,000                            $35,000
                      $6,000,000                            $80,000
                      $9,000,000                           $150,000

         The pre-tax income bonus would entitle each of Messrs. Motenko and Hennessy to receive the following amounts if the following pre- tax income amounts (as determined by the Company's independent public accountants in accordance with GAAP) are attained for each fiscal year during the term of their respective employment agreements, commencing with the fiscal year ending December 31, 1997.

                       Pre-Tax
                        Income                       Cumulative Cash Bonus
                        ------                       ---------------------
                      $2,000,000                           $ 25,000
                      $4,000,000                           $ 75,000
                      $8,000,000                           $150,000

         The pre-tax income levels required to receive each bonus level for each fiscal year following the 1997 fiscal year are increased by 20% per year.

         The Company entered into a five year employment agreement with Ernest
T. Klinger (sometimes referred to as the "Executive") effective June 21, 1999. Pursuant to said agreement, Mr. Klinger is to receive annual cash compensation of $145,000, subject to escalation annually in accordance with the Consumer Price Index (the "CPI"). In addition, Mr. Klinger's employment agreement entitles him to receive two annual bonuses based on the Company's financial performance, one for attainment of specified earnings before interest, amortization, depreciation and income tax ("EBITDA"), and one for attainment of specified annual pre-tax income.

         The EBITDA bonus would entitle Mr. Klinger to receive the following amounts if the following EBITDA amounts are obtained for each fiscal year during the term of his employment agreement.

                        EBITDA                      Cumulative Cash Bonus
                        ------                      ---------------------
                      $2,000,000                           $ 25,000
                      $3,000,000                           $ 35,000
                      $6,000,000                           $ 80,000
                      $9,000,000                           $150,000

         The pre-tax bonus would entitle Mr. Klinger to receive the following amounts if the following pre-tax amounts (as determined by the Company's independent public accountants in accordance with GAAP) are attained for each fiscal year during the term of his employment agreement commencing with the fiscal year ended December 31, 1999:

                        Pre-Tax                            Cumulative
                        Income                             Cash Bonus
                        ------                             ----------
                      $ 2,880,000                          $  25,000
                      $ 5,760,000                          $  75,000
                      $11,520,000                          $150,000

         The pre-tax income levels required to receive each bonus level for each fiscal year following the 1999 fiscal year are increased by 20% per year.

         Pursuant to their respective employment agreements, Messrs. Motenko, Hennessy and Klinger are each entitled to certain other fringe benefits including use of a Company automobile or automobile allowance, life insurance coverage, disability insurance, family health insurance and the right to participate in the Company's customary executive benefit plans. Messrs. Motenko, Hennessy and Klinger's employment agreements further provide that following the voluntary or involuntary termination of their employment by the Company, each of them is entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. Upon the occurrence of any Termination Event (as hereinafter defined), the Company may terminate the employment agreements. If such termination occurs, Mr. Motenko, Mr. Hennessy or Mr. Klinger, as the case may be, will be entitled to receive all amounts payable by the Company under his respective employment agreement to the date of termination. If the Company terminates the employment agreement for a reason other than the occurrence of a Termination Event or if Mr. Motenko, Mr. Hennessy, or Mr. Klinger terminates the employment agreement because of a breach by the Company of its obligations thereunder or for Good Reason (as hereinafter defined), Mr. Motenko, Mr. Hennessy, or Mr. Klinger, as the case may be, will be entitled to receive any and all payments and benefits which would have been due to him by the Company up to and including March 24, 2004 or any extension thereof had he not been terminated and any and all damages resulting therefrom.

         "Termination Event" means any of the following: (i) the willful and continued failure by the Executive to substantially perform his duties under the Employment Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties; (ii) the Executive being convicted of a crime constituting a felony;
(iii) the Executive intentionally committing acts or failing to act, either of which involves willful malfeasance with the intent to maliciously harm the business of the Company; (iv) the Executive's willful violation of the confidentiality provisions under the Employment Agreement; or (v) death or physical or mental disability which results in the inability of the Executive to perform the required services for an aggregate of 180 calendar days during any period of 12 consecutive months. No act, or failure to act, on the Executive's part shall be considered "willful" unless intentionally done, or intentionally omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, a Termination Event shall not have been deemed to have occurred unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive conducted, or failed to conduct, himself in a manner set forth above in clauses (i)-(iv), and specifying the particulars thereof in detail.

         For purposes of the Employment Agreement, "Good Reason" shall mean (i) any removal of the Executive from, or any failure to re-elect the Executive to his current office except in connection with termination of the Executive's employment for disability; provided, however, that any removal of the Executive from, or any failure to re-elect the Executive to his current office (except in connection with termination of the Executive's employment for disability) shall not diminish or reduce the obligations of the Company to the Executive under the employment agreement; (ii) a reduction of ten percent (10%) or more in the Executive's then current base salary; (iii) any failure by the Company to comply with any of its obligations to the Executive under the employment agreement;
(iv) for any reason within 120 days following a Change of Control (as defined in the employment agreement); or (v) the failure of the Company to obtain the assumption of the employment agreement by any successor to the Company, as provided in the employment agreement.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended December 31, 1999, the Board of Directors of the Company determined compensation for the executive officers of the Company as the Board does not maintain a separate Compensation Committee. Messrs. Paul Motenko and Jeremiah Hennessy were executive officers and were on the Board of Directors in 1996 when the Employment Agreements between the Company and each of them were approved. Mr. Ernest T. Klinger became an executive officer of the Company on June 21, 1999 pursuant to the employment agreement described in "Executive Compensation and Other Matters Employment Agreements" above and was a member of the Board of Directors when his Employment Agreement was approved. However, Mr. Klinger abstained from voting with respect to the approval of his Employment Agreement.

         Certain of the members of the Company's Board of Directors or their affiliates have entered into transactions or arrangements with the Company during the past fiscal year which transactions and arrangements are described in "Certain Relationships and Related Transactions" below.

REPORT OF THE BOARD OF DIRECTORS AS TO COMPENSATION

         The Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K.

         The Board of Directors, as a whole, reviews the performance of the Company's officers and key employees. In such capacity, the Board administers the executive compensation plans, reviews programs and policies, and monitors the performance and compensation of executive officers and other key employees, except for Mr. Motenko, Mr. Hennessy and Mr. Klinger, whose compensation is established under Employment Agreements described elsewhere in this Proxy Statement. See "Executive Compensation and Other Matters - Employment Agreements." The Company's Option Committee makes recommendations regarding option grants to executive officers and other employees pursuant to the Company's 1996 Stock Option Plan.

         As to executives and other key employees, other than Messrs. Motenko, Hennessy and Klinger, the Board establishes compensation designed to achieve an overall level of compensation which is competitive with other companies in the restaurant industry in each geographical area in which the Company operates.

         The Company's compensation program consists of three main components: base salary, bonus and long term incentives in the form of stock options. The bonus and long-term incentives constitute the "at risk" portion of the compensation program. In general, compensation is determined based upon individual performance, responsibility and achievement in light of the Company's goals and expectations.

         In general, the Board of Directors generally adheres to compensation policies that are designed to (i) attract and retain individuals with outstanding ability. (ii) motivate and reward such individuals for outstanding performance, (iii) create a portion of the total compensation that is based on the performance of the Company as well as of the individual employee and (iv) within the foregoing basic parameters, compensate employees in the middle to the top of the range of compensation offered by comparable companies.

         As described above, the Board compensates its co-Chief Executive Officers and its President pursuant to Employment Agreements previously approved by the Board of Directors. Such Employment Agreements provide for basic compensation as well as the possibility of significant additional bonus compensation based upon formulas specifically tied to performance criteria for the Company. With respect to Mr. Klinger, because the Board of Directors believes that equity ownership by executives provides incentives to build shareholder value and align the interests of executives with the shareholders, the Board approved a significant option grant to Mr. Klinger upon commencement of his employment as

President of the Company. The Board believes that such option grant is comparable to compensation granted to executives of comparable restaurant companies.

                                       Respectfully submitted,

                                       Board of Directors

                                       Paul A. Motenko
                                       Jeremiah J. Hennessy
                                       Ernest T. Klinger
                                       Barry J. Grumman
                                       Stanley B. Schneider
                                       Mark A. James
                                       Allyn R. Burroughs

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on Common Stock against the cumulative return of the Standard & Poor 500 Stock Index and the Media General Restaurant Group Index for the period since the Company had its Initial Public Stock Offering on October 8, 1996. The graph assumes that $100 was invested at inception in the Common Stock and in each of the indices that all dividends were reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company and certain other officers, directors and holders of 5% or more of the shares of Common Stock of the Company have engaged in numerous transactions as described below.

         Paul Motenko and Jeremiah Hennessy advanced $204,028 to the Company in the form of deferred salary ($125,000) and direct loans ($79,028). Messrs. Motenko and Hennessy agreed to defer repayment of the loans without interest until all of the Company's Series A Promissory Notes (the "Notes") issued in connection with a January 1995 private placement were repaid. The direct loans by Messrs. Motenko and Hennessy and deferred salaries were repaid in 1996.

         On March 29, 1996, the Company acquired 26 restaurants, eight of which were subsequently sold, located in Washington and Oregon by providing the funding for a plan of reorganization filed with the U.S. Bankruptcy Court by Pietro's Corporation, a Washington state corporation (the "Pietro's Acquisition.") In order to finance the Pietro's Acquisition, on February 20, 1996, the Company sold to ASSI, Inc. and to Mr. Norton Herrick for $2,000,000 and $1,000,000, respectively, certain convertible notes (the "Convertible Notes") pursuant to certain note purchase agreements (the "Note Purchase Agreements") with substantially similar terms. Under the Note Purchase Agreements, the Company issued to each of ASSI, Inc. and to Mr. Herrick, Convertible Notes in the principal amounts of $2,000,000 and $1,000,000, respectively, which Convertible Notes, plus accrued interest thereon, both converted simultaneously with the closing of the Offering. The Convertible Note, plus accrued interest thereon, issued to ASSI, Inc. converted into 500,000 shares of Common Stock and into warrants (the "ASSI Warrants") to purchase 3,000,000 shares of Common Stock. The Convertible Note, plus accrued interest thereon, issued to Mr. Herrick converted into 250,000 shares of Common Stock and into warrants (the "Herrick Warrants") to purchase 1,500,000 shares of Common Stock (the ASSI Warrants and the Herrick Warrants are collectively referred to herein as the "Special Warrants"). The 4,700,000 Special Warrants are each exercisable for $5.50 per share and expire on April 8, 2002. In addition, in connection with the above financing, the Company agreed subject to the terms of the Note Purchase Agreements, to use its best reasonable efforts to cause one individual designated by each of ASSI, Inc. and Mr. Norton Herrick to be elected to the Board of Directors of the Company or to have such selected individuals attend all meetings of the Board of Directors as non-voting advisors. ASSI, Inc's nominee to the Board of Directors of the Company was Mr. Ernest T. Klinger in 1997. During 1997 Assi, Inc. relinquished it's right to nominate a board member or advisor. Mr. Herrick's nominee to the Board of Directors was Mr. Steven Mayer. Mr. Herrick's right to designate a board member or advisor expired in March of 1999.

         On February 20, 1996, the Company entered into a consulting agreement with ASSI, Inc. regarding the Pietro's Acquisition (the "Pietro's Consulting Agreement"). Under this Agreement, ASSI, Inc. agreed to advise the Company in connection with the reconstruction, expansion, marketing and strategic development of the restaurants acquired from Pietro's. In consideration for such services, the Company agreed to pay to ASSI, Inc. an annual fee equal to 5% of Net Profits (as hereinafter defined) of the restaurants acquired under the plan of reorganization and retained by the Company. No annual fee was required or paid during 1998. As additional consideration for the consulting services, the Company issued to ASSI, Inc. an additional aggregate of 100,000 Special Warrants to purchase shares of common stock of the Company. The Pietro's Consulting Agreement terminates was terminated in March 1999 pursuant to the Private Placement described below.

         On February 20, 1996, the Company entered into a consulting agreement with ASSI, Inc. (the "Vegas Consulting Agreement") pursuant to which ASSI, Inc. agreed to advise the Company with site selection and marketing and development strategy for penetrating the Las Vegas, Nevada market. In consideration for such services, the Company agreed to pay to ASSI, Inc. an annual fee equal to 10% of Net Profits (as hereinafter defined) of any acquired Las Vegas restaurants. As additional consideration for the consulting services, the Company issued to ASSI, Inc. an additional 100,000 Special Warrants. The Vegas Consulting Agreement was terminated in March 1999 pursuant to the Private Placement described below.

         In March 1999, the Company sold, through a private placement, 1,250,000 shares of its Common Stock to ASSI, Inc. (the "ASSI Transaction") in exchange for a cash payment of $1,000,000, the termination of each of the Pietro's Consulting Agreement and the Vegas Consulting Agreement, a release of any claims that ASSI and its affiliates may have had against the Company or its affiliates relating to the consulting agreements and prior investments by ASSI, Inc. and its affiliates in the Company. In addition, ASSI, Inc. agreed to the cancellation of the 3.2 million Special Warrants owned by it. The shares sold by the Company to ASSI are subject to restrictions on resale including a right of first refusal in favor of the Company or its designees. As an additional part of the consideration for the common stock, ASSI, Inc. and Louis Habash, the controlling shareholder of ASSI, Inc. agreed to finance or guarantee financing of potential future development projects of the company, subject to project pre-commitment approval, and agreed to cooperate in connection with any gaming or licensing applications or proceedings involving the Company. In connection with its investment, ASSI, Inc. received certain demand and piggyback registration rights as well as a commitment from the Company to use its best efforts to have two of the Company's directors be persons designated by ASSI, Inc. at each annual meeting of shareholders occurring prior to March 2002. ASSI, Inc. also received a commitment from Paul Motenko and Jeremiah Hennessy, the Company's then principal executive officers, to vote their shares of common stock in favor of ASSI, Inc.'s board nominees in certain circumstances. Such rights terminate at such time as ASSI, Inc. and its affiliates no longer own at least 5 percent of the company's outstanding common stock.

          The Jacmar Companies ("Jacmar"), the Company's largest supplier of product and paper goods, currently holds approximately 11.9% of the outstanding Common Stock of the Company. As its main vendor, Jacmar has supplied the Company with approximately $4,199,687 of merchandise in fiscal 1999. The Company currently has an account payable to Jacmar of approximately $1,900,000 incurred in the normal course of business.

         Management believes that the transactions with the officers and/or shareholders of the Company and their affiliates were made in terms no less favorable than would have occurred with unaffiliated third parties. The Company has adopted a policy not to engage in transactions with officers, directors, principal shareholders or affiliates of any of them unless such actions have been approved by a majority of the disinterested directors and are upon terms no less favorable to the Company than could be obtained from an unaffiliated third party in an arms length transaction.

         Allyn Burroughs, a director of the Company, is an executive officer and director of American Convenience Corp. and certain other business that are owned and/or controlled by Louis Habash, the sole stockholder of ASSI, Inc. ASSI, Inc. beneficially owns greater than 10% of the Company's outstanding Common Stock. The law firms of Mark A. James, Ltd. and James, Driggs, Walch, Santoro, Kearney, Johnston & Thompson have provided legal services to Louis Habash and/or his affiliates.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                         (PROPOSAL NO. 2 ON PROXY CARD)

         Action is to be taken by the shareholders at the Annual Meeting with respect to the ratification of PricewaterhouseCoopers L.L.P. ("PWC"), independent certified public accountants, as independent accountants for the Company for the fiscal year ending December 31, 2000. PWC does not have and has not had at any time any direct or indirect financial interest in the Company or any of its subsidiaries and does not have and has not had at any time any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither the Company nor any officer or director of the Company has or has had any interest in PWC.

         The Board of Directors of the Company and its Audit Committee have approved PWC as its independent accountants. Prior thereto, they have questioned partners of that firm about its methods of operation and have received assurances that any litigation or other matters involving it do not affect its ability to perform as the Company's independent accountants.

         Representatives of PWC will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

         Notwithstanding the ratification by shareholders of the appointment of PWC, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent accountants.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

     To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes all filings required to be made by executive officers, directors and greater than 10% beneficial owners of the Company under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         In order for a shareholder proposal to be included in the Board of Directors' Proxy Statement for the next annual meeting of shareholders, such proposal must be received at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on July 31, 2001.

                          ANNUAL REPORT TO SHAREHOLDERS

         The Company's Annual Report to Shareholders containing its financial statements for the fiscal year ended December 31, 1999, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to the Company.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

                           ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: CHICAGO PIZZA & BREWERY, INC., 16162 BEACH BOULEVARD, SUITE 100, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If Exhibit copies are requested, a copying charge of $.20 per page may be made.

                                       By Order of the Board of Directors

                                       PAUL A. MOTENKO

                                       Co-Chief Executive Officer

Huntington Beach, California
November 6, 2000

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

P R O X Y                                        CHICAGO PIZZA & BREWERY, INC.

                          16162 BEACH BLVD., SUITE 100

                       HUNTINGTON BEACH, CALIFORNIA 92647

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           FOR THE ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 8, 2000

    The undersigned hereby appoints Paul A. Motenko, Jeremiah J. Hennessy and Ernest T. Klinger as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent at the annual meeting of shareholders of Chicago Pizza & Brewery, Inc. to be held at 10:00 A.M. Pacific Time, on December 8, 2000, at the Company's "BJ's Restaurant & Brewhouse" at 107 South 1st Street, Burbank, California, 91502 and at any adjournment thereof and to vote all shares of common stock which the undersigned may be entitled to vote at such meeting as follows:

    1.  / /  FOR all nominees listed below (except as marked to contrary below)

        / /  WITHHOLDING authority to vote for all the nominees listed below:

Paul A. Motenko        Barry J. Grumman
Jeremiah J. Hennessy   Stanley B. Schneider
Ernest T. Klinger      Mark A. James
                       Allyn R. Burroughs

INSTRUCTIONS: To withhold authority for any individual nominee, strike the nominee's name listed above.

    2. To ratify the appointment of PricewaterhouseCoopers L.L.P., as independent accountants.

     / / FOR                    / / AGAINST                    / / ABSTAIN

    3. In their discretion, the Proxies are authorized to vote upon any other business which may properly come before the annual meeting or any adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                                     Dated: ______________, 2000

                                                     ___________________________
                                                     Signature of Shareholder

                                                  ______________________________

                                                   Signature(s) if held jointly

                                                   This proxy should be signed
                                                   exactly as your name appears
                                                   hereon. Joint owners should
                                                   both sign. If signed by
                                                   Executors, Administrators,
                                                   Trustees and other persons
                                                   signing in representative
                                                   capacity, they should give
                                                   full titles.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.